Exhibit 99.1

FINANCE OF AMERICA REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

– Net loss for the quarter of $1,336 million or $(6.61) per basic share and $(6.72) per fully diluted share entirely due to a $1,381 million impairment of goodwill and intangible assets –

– Adjusted net income* for the quarter of $70 million or $0.37 per fully diluted share, in line with fourth quarter earnings guidance –

Irving, Texas (March 2, 2022): Finance of America Companies Inc., (“Finance of America” or the “Company”) (NYSE: FOA), a high growth, consumer and specialty lending business, reported financial results for the quarter and year-ended December 31, 2021.

Fourth Quarter and Full Year 2021 Financial Highlights

•	Full year 2021 total originations were $35.6 billion, an increase of 9% compared to 2020 due to strong growth in Reverse and Commercial segments.

•

Total revenue for 2021 of $1,736 million represented a 4% decrease compared to the full year 2020, as a 53% increase in Specialty Finance and Services (SF&S) segments revenue almost entirely offset the decline in Mortgage revenue similarly experienced by the broader market.

•

The Company performed its annual goodwill impairment analysis as part of the year end 2021 financial statement close process. Due to a sustained decline in the Company’s stock price, the Company recognized a $1,381 million accounting impairment of the outstanding goodwill and certain intangible assets in the fourth quarter of 2021 to align the Company’s book value with a supportable control premium.

•

The above-mentioned impairment contributed to a net loss for the quarter of $1,336 million or $(6.61) of basic EPS and $(6.72) of diluted EPS. Excluding the impairment charge and related tax benefit, the Company generated net income of $15 million for the fourth quarter of 2021.

•	For the fourth quarter of 2021, the Company generated adjusted net income* of $70 million and adjusted diluted EPS* of $0.37, in line with fourth quarter earnings guidance.

*	See the sections titled “Reconciliation to GAAP” and “Non-GAAP Financial Measures” for reconciliations to the most directly comparable GAAP measures and other important disclosures.

“Finance of America delivered another solid quarter and met our guidance despite a decline in the mortgage market,” stated Patricia Cook, Chief Executive Officer. “Our SF&S businesses returned record growth in the full year and in the fourth quarter represented over 51% of our revenue and the bulk of adjusted net income. This performance by SF&S demonstrates the value of our unique business model, as these segments delivered strong revenue and earnings growth in a period where the refinance mortgage market declined.

We believe our Reverse and Commercial businesses operate in markets with systemic tailwinds and we will continue to invest in these businesses to fuel further growth. Lender Services saw an expansion in third-party clients as well as increased sales to existing clients, which lead to an increase in operating margins. We remain focused on the growth and profitability of our Home Improvement business and anticipate it will begin contributing to our bottom line in 2022.”

“In our Mortgage business we remain focused on profitability as the market pivots to purchase. Our non-agency products continue to find traction as volume grew 25% quarter over quarter and 113% year over year. Furthermore, we believe there is substantial opportunity for our loan officers and brokers to sell Reverse and Commercial products given the expected decrease in refinance volumes.”

Fourth Quarter Financial Summary

			Variance (%)		Variance (%)			Variance (%)
	Q4’21	Q3’21	Q4’21 vs Q3’21	Q4’20	Q4’21 vs Q4’20	2021	2020	2021 vs 2020

($ amounts in millions, except margin and per share data)	Successor			Predecessor(5)		Combined(1)	Predecessor(5)
Funded volume	$8,793	$8,988	(2)%	$9,769	(10)%	$35,637	$32,628	9%
Total revenue	383	457	(16)%	539	(29)%	1,736	1,800	(4)%
Total expenses and other, net	364	402	(9)%	386	(6)%	1,562	1,300	20%
Pre-tax income (loss)	(1,362)	55	(2576)%	152	(996)%	(1,196)	500	(339)%
Net income (loss)	(1,336)	50	(2772)%	152	(979)%	(1,177)	498	(336)%
Pre-tax income excluding impairment of goodwill and intangible assets(4)	18	55	(67)%	152	(88)%	184	500	(63)%
Adjusted net income(2)	70	75	(7)%	122	(43)%	308	430	(28)%
Adjusted EBITDA(2)	104	110	(5)%	172	(40)%	456	598	(24)%
Basic earnings (loss) per share	$(6.61)	$0.36	(1936)%	N/A	N/A	N/A	N/A	N/A
Diluted earnings (loss) per share(3)	$(6.72)	$0.22	(3155)%	N/A	N/A	N/A	N/A	N/A
Adjusted diluted earnings per share(3)	$0.37	$0.39	(5)%	$0.64	(42)%	$1.61	$2.25	(28)%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.

(2)	See Reconciliation to GAAP section for a reconciliation of Adjusted Net Income and Adjusted EBITDA to Net Income (Loss).

(3)	Calculated on an if-converted basis. See Reconciliation to GAAP section for more detail.

(4)	Calculated for each period as Pre-tax income (loss), excluding impairment of goodwill and intangible assets.

(5)	Predecessor includes all periods as of and prior to March 31, 2021.

Balance Sheet Highlights

($ amounts in millions)	December 31	September 30,	Variance (%)
	2021	2021	Q4’21 vs Q3’21
Cash and cash equivalents	$141	$192	(27)%
Securitized loans held for investment (HMBS & nonrecourse)	16,774	16,287	3%
Mortgage Servicing Rights (MSR)	428	341	26%
Total assets	21,789	22,668	(4)%
Total liabilities	20,706	20,236	2%
Total equity	1,083	2,432	(55)%
Total tangible equity(1)	480	441	9%

(1)	Total Tangible Equity calculated as Total Equity less Goodwill and Intangible assets, net.

•

Cash and cash equivalents ended the fourth quarter at $141 million. The $51 million decrease was primarily attributable to increased cash invested in proprietary assets and periodic outflows related to payroll and other expenses that are accrued monthly but paid less frequently.

•	Total assets declined 4% from prior quarter due to the impairment of goodwill and intangible assets partially offset by increased securitized loans held for investment.

•	Total liabilities grew $470 million on a sequential quarter basis primarily due to an increase in HMBS related obligations and nonrecourse debt of $486 million.

•	The decline in total equity is solely due to the impairment of goodwill and intangible assets during the quarter. Total tangible equity increased $39 million during the fourth quarter.

Segment Results

Mortgage Originations

The Mortgage Originations segment generates revenue through fee income from loan originations and gain on sale of mortgage loans into the secondary market.

			Variance (%)		Variance (%)			Variance (%)
	Q4’21	Q3’21	Q4’21 vs Q3’21	Q4’20	Q4’21 vs Q4’20	2021	2020	2021 vs 2020

($ amounts in millions)	Successor			Predecessor		Combined (1)	Predecessor
Funded volume (Total)	$6,891	$7,383	(7)%	$8,808	(22)%	$29,607	$29,064	2%
Funded volume (Purchase)	3,405	3,759	(9)%	3,097	10%	13,323	9,877	35%
Funded volume (Non-agency)	1,242	994	25%	1,123	11%	4,068	1,914	113%
Net rate lock volume	6,198	7,679	(19)%	7,855	(21)%	28,952	30,158	(4)%
Mortgage originations margin	2.52%	2.61%	(3)%	4.31%	(42)%	2.86%	3.88%	(26)%
Total revenue	187	235	(20)%	367	(49)%	959	1,292	(26)%
Impairment of goodwill and intangible assets	$(775)	$—	N/A	$—	N/A	$(775)	$—	N/A
Pre-tax income (loss)	$(783)	$15	(5320)%	$129	(707)%	$(679)	$460	(248)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets(2)	$(8)	$15	(153)%	$129	(106)%	$96	$460	(79)%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)	Calculated for each period as Pre-tax income (loss), excluding impairment of goodwill and intangible assets.

•	Funded purchase volume for 2021 totaled $13,323 million, a 35% increase year over year. This represented 45% of total funded volume in 2021.

•	Non-agency volume continued its strong growth, up 25% in Q4 2021 compared to the prior quarter and 113% compared to the prior year.

•	Fourth quarter mortgage originations margin declined 3% relative to last quarter, driven by an increased share of wholesale originations and decreased share of retail originations.

•

Pre-tax loss excluding impairment of goodwill and intangible assets of $8 million for the quarter was entirely driven by the loss in our Home Improvement business that is reported in Mortgage Originations.

Reverse Originations

The Reverse Originations segment generates revenue and earnings in the form of net origination gains and origination fees earned on the origination of reverse mortgage loans.

			Variance (%)		Variance (%)			Variance (%)
	Q4’21	Q3’21	Q4’21 vs Q3’21	Q4’20	Q4’21 vs Q4’20	2021	2020	2021 vs 2020

($ amounts in millions)	Successor			Predecessor		Combined (1)	Predecessor
Funded volume	$1,322	$1,157	14%	$655	102%	$4,261	$2,707	57%
Total revenue	114	111	3%	55	107%	389	194	101%
Impairment of goodwill and intangible assets	(408)	—	N/A	—	N/A	(408)	—	N/A
Pre-tax income (loss)	(333)	69	(583)%	33	(1109)%	(165)	107	(254)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets(2)	75	69	9%	33	127%	243	107	127%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)	Calculated for each period as Pre-tax income (loss), excluding impairment of goodwill and intangible assets.

•

Fourth quarter funded volume and revenue of $1,322 million and $114 million, respectively, exceeded the highest levels on record that were set in the previous quarter. This was driven by growth in both new originations and refinances due to recent home price appreciation.

•	2021 funded volume of $4,261 million is up 57% relative to 2020 funded volume of $2,707 million.

•	2021 revenue of $389 million is up 101% compared to 2020 revenue of $194 million.

•

As a result, Reverse Originations generated $243 million pre-tax income for the year excluding impairment of goodwill and intangible assets during 2021; a new record and 127% higher than the prior year.

Commercial Originations

The Commercial Originations segment provides business purpose lending solutions for residential real estate investors. The Commercial Originations segment generates revenue and earnings in the form of net origination gains and origination fees earned on the origination of mortgage loans.

			Variance (%)		Variance (%)			Variance (%)
	Q4’21	Q3’21	Q4’21 vs Q3’21	Q4’20	Q4’21 vs Q4’20	2021	2020	2021 vs 2020

($ amounts in millions)	Successor			Predecessor		Combined (1)	Predecessor
Funded volume	$580	$448	29%	$307	89%	1,769	$855	107%
Total revenue	30	28	7%	13	131%	95	37	157%
Impairment of goodwill and intangible assets	(76)	—	N/A	—	N/A	(76)	—	N/A
Pre-tax income (loss)	(68)	6	(1233)%	1	(6900)%	(58)	(4)	(1350)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets(2)	8	6	33%	1	700%	18	(4)	550%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)	Calculated for each period as Pre-tax income (loss), excluding impairment of goodwill and intangible assets.

•	Fourth quarter funded volume of $580 million set a record for the highest quarterly volume for the third straight quarter; eclipsing the prior quarter’s level by 29%.

•	2021 produced record funded volume of $1,769 million and revenue of $95 million, an increase of 107% and 157% over 2020, respectively.

•	Pre-tax income excluding impairment of goodwill and intangible assets grew 33% quarter over quarter driven by growth in funded volume due to strong borrower and investor demand.

Lender Services

The Lender Services business generates revenue and earnings in the form of fees. Lender Services supports over 1,900 third party clients across the lending industry.

			Variance (%)		Variance (%)			Variance (%)
	Q4’21	Q3’21	Q4’21 vs Q3’21	Q4’20	Q4’21 vs Q4’20	2021	2020	2021 vs 2020

($ amounts in millions)	Successor			Predecessor		Combined (1)	Predecessor
Total revenue	$83	$88	(6)%	$66	26%	$328	205	60%
% of revenue from third-party clients	82%	81%	1%	79%	4%	81%	79%	3%
Impairment of goodwill and intangible assets	(110)	—	N/A	—	N/A	(110)	—	N/A
Pre-tax income (loss)	(101)	9	(1222)%	4	(2625)%	(71)	20	(455)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets(2)	9	9	—%	4	125%	39	20	95%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)	Calculated for each period as Pre-tax income (loss), excluding impairment of goodwill and intangible assets.

•	2021 total revenue for Lender Services increased by 60%, to $328 million in 2021 from $205 in 2020 due to growth in third party clients and deeper penetration of the existing client base.

•	For the year, Lender Services earned pre-tax income excluding impairment of goodwill and intangible assets of $39 million, a 95% increase over the prior year.

•	Revenue from third-party clients increased to 82% in Q4 2021, up from 79% in Q4 2020.

Portfolio Management

The Portfolio Management segment generates revenue and earnings in the form of gain on sale of loans, fair value gains, interest income, servicing income, fees for underwriting, advisory and valuation services and other ancillary fees.

			Variance (%)		Variance (%)			Variance (%)
	Q4’21	Q3’21	Q4’21 vs Q3’21	Q4’20	Q4’21 vs Q4’20	2021	2020	2021 vs 2020

($ amounts in millions)	Successor			Predecessor		Combined (1)	Predecessor
Assets under management	$18,974	$18,403	3%	$16,896	12%	$18,974	$16,896	12%
Assets excluding HMBS and non-recourse obligations(2)	2,431	2,356	3%	1,835	32%	2,431	1,835	32%
Mortgage Servicing Rights (MSR)	428	341	26%	181	136%	428	181	136%
Total revenue	(29)	10	(390)%	38	(176)%	17	69	(75)%
Impairment of goodwill and intangible assets	(12)	—	N/A	—	N/A	(12)	—	N/A
Pre-tax income (loss)	(69)	(20)	(245)%	8	(963)%	(109)	(22)	(395)%
Pre-tax income (loss) excluding impairment of goodwill and intangible assets(3)	(57)	(20)	(185)%	8	(813)%	(97)	(22)	(341)%

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)	Calculated for each period as Assets under management less HMBS related obligations, at fair value and nonrecourse debt, at fair value.
(3)	Calculated for each period as Pre-tax income (loss), excluding impairment of goodwill and intangible assets.

•	Fourth quarter Mortgage Servicing Rights grew to $428 million, up 26% from the prior quarter as we retained servicing on agency loans originated in the retail channel.

•

Revenue in the fourth quarter was negative predominantly due to fair value marks resulting from faster than modeled prepayment speeds in Reverse assets. These marks reflect lifetime impacts across the portfolio. The decrease in total revenue and pre-tax income (loss) excluding impairment of goodwill and intangible assets compared to the prior quarter reflects the impact of fair value adjustments related predominantly to Reverse assets.

Reconciliation to GAAP

	Q4’21	Q3’21	Q4’20	2021	2020

($ amounts in millions)	Successor		Predecessor	Combined (1)	Predecessor
Reconciliation of Net income (loss) to Adjusted Net income and Adjusted EBITDA
Net income (loss)	$(1,336)	$50	$152	$(1,177)	$498
Adjustments for:
Changes in fair value(2)	52	20	4	108	58
Amortization and impairment of goodwill and intangibles(3)	1,395	13	1	1,422	3
Equity based compensation(4)	11	11	—	32	—
Certain non-recurring costs(5)	—	3	7	53	20
Tax effect on net income (loss) attributable to noncontrolling interest(6)	63	(7)	(39)	28	(128)
Tax effect of adjustments(6)	(115)	(15)	(3)	(158)	(21)

Adjusted Net Income	$70	$75	$122	$308	$430

Effective income taxes	25	26	43	110	152
Depreciation	2	2	3	10	8
Interest expense on non-funding debt	7	7	4	28	8

Adjusted EBITDA	$104	$110	$172	$456	$598
OTHER KEY METRICS
Cash paid for income taxes	$—	$—	$1	$2	$1
Provision (benefit) for income taxes	$(26)	$4	$1	$(20)	$1

(1)	Financial results of combined successor and predecessor of the business combination with Replay.
(2)	Changes in fair value include changes in fair value of loans and securities held for investment, deferred purchase price obligations, warrant liability, and minority investments.
(3)	Successor period amortization includes amortization of intangibles recognized from the business combination with Replay.
(4)	Funded 85% by the non-controlling shareholders.
(5)

Certain non-recurring costs relate to various one-time expenses and adjustments that management believes should be excluded as these do not relate to a recurring part of the core business operations. These items include certain one-time charges including amounts recognized for settlement of legal and regulatory matters, acquisition related expenses and other one-time charges.

(6)

We applied a 26% effective tax rate to pre-tax income and adjustments (excluding change in fair value of warrant liability and component-2 goodwill, which are considered permanent book/tax differences) for the respective period to determine the tax effect of net income (loss) and adjustments attributable to the noncontrolling interests and adjustments.

	Q4’21	Q3’21	Q4’20	2021	2020

($ amounts in millions, except shares and $ per share)	Successor		Predecessor	Combined (1)	Predecessor
GAAP PER SHARE MEASURES
Net income (loss) attributable to controlling interest	$(395)	$21	N/A	N/A	N/A
Weighted average outstanding share count	59,806,378	59,861,171	N/A	N/A	N/A
Basic earnings (loss) per share	$(6.61)	$0.36	N/A	N/A	N/A
If-converted method net income (loss)	(1,273)	43	N/A	N/A	N/A
Weighted average diluted share count	189,436,869	191,161,431	N/A	N/A	N/A
Diluted earnings (loss) per share	$(6.72)	$0.22	N/A	N/A	N/A
NON-GAAP PER SHARE MEASURES
Adjusted net income	$70	$75	$122	$308	$430
Weighted average diluted share count	189,436,869	191,161,431	191,200,000	190,745,873	191,200,000
Adjusted diluted EPS	$0.37	$0.39	$0.64	$1.61	$2.25

(1)	Financial results of combined successor and predecessor of the business combination with Replay.

($ amounts in millions, except shares and $ per share)
Reconciliation of Pre-tax income (loss) to Adjusted Net Income for Q4 2021	SF&S	Mortgage	Total
Pre-tax loss	$(579)	$(783)	$(1,362)
Adjustments for:
Amortization and impairment of goodwill and intangibles(2)	618	777	1,395
Changes in fair value(1)	52	—	52
Equity-based compensation(3)	9	2	11
Tax effect on pre-tax loss(4)	(115)	204	89
Tax effect of adjustments*(4)	88	(203)	(115)

Adjusted Net Income	$73	$(3)	$70

(1)	Changes in fair value include changes in fair value of loans and securities held for investment, deferred purchase price obligations, warrant liability, and minority investments.
(2)	Successor period amortization includes amortization of intangibles recognized from the business combination with Replay and impairment of goodwill and intangible assets.
(3)	Funded 85% by the non-controlling shareholders.
(4)

We applied a 26% effective tax rate to pre-tax income and adjustments (excluding change in fair value of warrant liability and component-2 goodwill, which are considered permanent book/tax differences) for the respective period to determine the tax effect of net income (loss) and adjustments attributable to the noncontrolling interests and adjustments.

Finance of America Companies Inc. and Subsidiaries

Selected Financial Information

Consolidated Statements of Financial Condition

(In thousands, except share data)

(Unaudited)

	December 31, 2021	September 30, 2021
ASSETS
Cash and cash equivalents	$141,238	$191,736
Restricted cash	322,403	325,226
Loans held for investment, subject to HMBS related obligations, at fair value	10,556,054	10,347,459
Loans held for investment, subject to nonrecourse debt, at fair value	6,218,194	5,939,651
Loans held for investment, at fair value	1,031,328	1,077,670
Loans held for sale, at fair value	2,052,378	2,047,015
Mortgage servicing rights, at fair value, $142,435 and $96,073, subject to nonrecourse MSR financing liability, respectively	427,942	340,949
Derivative assets	48,870	54,993
Fixed assets and leasehold improvements, net	29,256	29,503
Goodwill	—	1,298,796
Intangible assets, net	602,900	692,676
Other assets, net	358,383	322,419

TOTAL ASSETS	$21,788,946	$22,668,093

LIABILITIES AND EQUITY
HMBS related obligations, at fair value	$10,422,358	$10,216,310
Nonrecourse debt, at fair value	6,111,242	5,831,083
Other financing lines of credit	3,347,442	3,325,156
Payables and other liabilities	471,511	509,803
Notes payable, net	353,383	353,567

TOTAL LIABILITIES	20,705,936	20,235,919

EQUITY
FoA Equity Capital LLC member’s equity	—	—
Class A Common Stock, $0.0001 par value; 6,000,000,000 shares authorized; 60,755,069 shares issued and outstanding at December 31, 2021	6	6
Class B Common Stock, $0.0001 par value; 1,000,000 shares authorized, 15 shares issued and outstanding at December 31, 2021	—	—
Additional paid-in capital	831,620	821,316
Accumulated deficit	(443,613)	(48,164)
Accumulated other comprehensive income (loss)	(110)	(92)
Noncontrolling interest	695,107	1,659,108

TOTAL EQUITY	1,083,010	2,432,174

TOTAL LIABILITIES AND EQUITY	$21,788,946	$22,668,093

Finance of America Companies Inc. and Subsidiaries

Selected Financial Information

Consolidated Statements of Operations

(In thousands, except share data)

(Unaudited)

	Q4’21	Q3’21	Q4’20	2021	2020

	Successor		Predecessor	Combined(1)	Predecessor
REVENUES
Gain on sale and other income from mortgage loans held for sale, net	$166,853	$210,095	$342,094	$855,859	$1,178,995
Net fair value gains on mortgage loans and related obligations	88,090	122,509	90,060	418,413	311,698
Fee income	149,476	145,725	123,867	547,436	389,869
Net interest expense:
Interest income	14,912	15,862	12,969	56,586	42,584
Interest expense	(36,377)	(37,691)	(29,836)	(142,060)	(123,001)

Net interest expense	(21,465)	(21,829)	(16,867)	(85,474)	(80,417)

TOTAL REVENUES	382,954	456,500	539,154	1,736,234	1,800,145

EXPENSES
Salaries, benefits and related expenses	231,374	262,000	253,231	1,006,635	868,265
Occupancy, equipment rentals and other office related expenses	8,386	8,283	6,826	30,986	29,621
General and administrative expenses	131,335	141,358	122,097	519,449	395,871

TOTAL EXPENSES	371,095	411,641	382,154	1,557,070	1,293,757

IMPAIRMENT OF GOODWILL AND INTANGIBLE ASSETS	(1,380,630)	—	—	(1,380,630)	—
OTHER, NET	6,287	9,691	(3,807)	5,250	(6,131)

NET INCOME (LOSS) BEFORE INCOME TAXES	(1,362,485)	54,550	153,193	(1,196,216)	500,257
Provision (benefit) for income taxes	(26,197)	4,440	770	(19,534)	2,344

NET INCOME (LOSS)	(1,336,288)	50,110	152,423	(1,176,682)	497,913

CRNCI	—	—	1,210	—	(21,749)
Noncontrolling interest	(940,839)	28,726	198	(924,741)	1,274

NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$(395,449)	$21,384	$151,015	$(251,941)	$518,388

EARNINGS (LOSS) PER SHARE
Basic weighted average shares outstanding	59,806,378	59,861,171	N/A	N/A	N/A
Basic net income (loss) per share	$(6.61)	$0.36	N/A	N/A	N/A
Diluted weighted average shares outstanding	189,436,869	191,161,431	N/A	N/A	N/A
Diluted net income (loss) per share	$(6.72)	$0.22	N/A	N/A	N/A

(1)	Financial results of combined successor and predecessor of the business combination with Replay.

Webcast and Conference Call

Management will host a webcast and conference call on Thursday, March 3, 2022 at 8:00 am Eastern Time to discuss the Company’s results for the fourth quarter and full year ended December 31, 2021. A copy of the press release and investor presentation will be posted prior to the call under the “Investors” section on Finance of America’s website at https://www.financeofamerica.com/investors.

To listen to the audio webcast of the conference call, please visit the “Investors” section of the Company’s website at https://www.financeofamerica.com. The conference call can also be accessed by dialing the following:

a.	1-844-200-6205 (Domestic)

b.	1-929-526-1599 (International)

c.	Conference ID: 647952

Replay

A replay of the call will also be available on the Company’s website approximately two hours after the conclusion of the conference call through March 17, 2022. To access the replay, dial 1-866-813-9403 (United States/Canada) or 44-204-525-0658 (International). The replay pin number is 285726. The replay can also be accessed on the “Investors” section of the Company’s website at https://www.financeofamerica.com/investors.

About Finance of America

Finance of America (NYSE: FOA) a high growth, consumer and specialty lending business. Product offerings include mortgages, reverse mortgages, and loans to residential real estate investors distributed across retail, third party network, and digital channels. In addition, Finance of America offers complementary lender services to enhance the customer experience, as well as capital markets and portfolio management capabilities to optimize distribution to investors. The company is headquartered in Irving, Texas. For more information, please visit https://www.financeofamerica.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that our actual results, financial condition and liquidity may differ, possibly materially, from the anticipated results, financial condition and liquidity in these forward-looking statements. The Company’s actual results may differ from its expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. The Company cautions readers not to place undue reliance upon any forward-looking statements, which are current only as of the date of this release. Results for any specified quarter are not necessarily indicative of the results that may be expected for the full year or any future period. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Such forward-looking statements are subject to various risks and uncertainties including, among others; the effect of the COVID-19 pandemic on the Company’s business; changes in prevailing interest rates or U.S. monetary policies that affect interest rates that may have a detrimental effect on our business; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors in our markets; our ability to obtain sufficient capital to meet the financing requirements of our business; the use of estimates in measuring or determining the fair value of the majority of our assets and liabilities; the possibility of disruption in the secondary home loan market, including the mortgage-backed securities market; and other risks and uncertainties set forth in the section entitled “Risk Factors” included in our Registration Statement on Form S-1 originally filed with the SEC on May 25, 2021, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s filings with the SEC.

Non-GAAP Financial Measures

The Company’s management evaluates performance of the Company through the use certain non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA and Adjusted Diluted Earnings per Share.

We define Adjusted Net Income as net income (loss) adjusted for change in fair value of loans and securities held for investment due to assumption changes, amortization and other impairments, equity based compensation, change in fair value of deferred purchase price obligations (including earnouts and TRA obligations), warrant liability, and minority investments and certain non-recurring costs.

We define Adjusted EBITDA as Adjusted Net Income (defined above) adjusted for taxes, interest on non-funding debt and depreciation.

We define Adjusted Diluted Earnings Per Share as Adjusted Net Income (defined above) divided by our weighted average diluted share count, which includes our issued and outstanding Class A Common Stock shares plus Finance of America Equity Capital LLC’s Class A LLC units owned by our noncontrolling interest on an if-converted basis.

The presentation of non-GAAP measures is used to enhance investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Management believes these key financial measures provide an additional view of our performance over the long-term and provide useful information that we use in order to maintain and grow our business.

These non-GAAP financial measures should not be considered as an alternate to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determine in accordance with GAAP. Adjusted Net Income and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of these metrics are: (i) cash expenditures for future contractual commitments; (ii) cash requirements for working capital needs; (iii) cash requirements for certain tax payments; and (iv) all non-cash income/expense items.

Because of these limitations, Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings per Share should not be considered as measures of discretionary cash available to us to invest in the growth of our business or distribute to stockholders. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP financial measures only as a supplement. Users of our interim unaudited consolidated financial statements are cautioned not to place undue reliance on our non-GAAP financial measures.

Contacts:

For Finance of America Media: pr@financeofamerica.com

For Finance of America Investor Relations: ir@financeofamerica.com